PROMISSORY NOTE

August 27, 2009

$ 456,920.66

FOR VALUE RECEIVED, the undersigned makers (herein collectively referred to as “Maker,” whether one or more parties) promise to pay to the order of MERIX CORPORATION (herein “Holder”) at 15725 SW Greystone Court, Suite 200, Beaverton, Oregon, 97006 or such other place as Holder may direct, the principal sum of FOUR HUNDRED FIFTY SIX THOUSAND NINE HUNDRED TWENTY AND 66/100 DOLLARS ($456,920.66), together with interest as provided herein.

1.           Interest and Payment.

1.1           Interest Rate.  Maker promises to pay interest from and including the date of this Note until maturity on the unpaid principal of this Note at the rate of ten percent (10%) per annum.

1.2           Payments.  Maker will pay to Holder all sums due under this Note, including all principal and accrued interest thereon no later than September 1, 2011 (the "Maturity Date"), provided that this Note may be prepaid by the Maker at any time prior to the Maturity Date in whole or in part without premium or penalty.

1.3           Default; Default Interest Rate.  If the Maker fails to make a  payment when due or fails to comply with any other term of this promissory note, the loan will be considered in default. After default or maturity, any principal not paid shall bear interest at the annual rate of eighteen percent (18%) per annum.

1.4           Place and Time of Payment.  All payments shall be made to Holder at its address set forth above, and shall be made without prior notice or demand.

1.5           Form and Application of Payments.  Payments shall be in lawful money of the United States of America and when received by Holder shall be applied first to accrued interest, second to principal.

2.           Attorneys’ Fees.

In the event litigation is commenced by a party hereto to enforce or interpret any provision of this Note, or to collect any amount due hereunder, the prevailing party in such litigation shall be entitled to receive, in addition to all other sums and relief, its reasonable costs and attorneys’ fees, incurred both at and in preparation for trial and any appeal or review, such amount to be set by the courts before which the matter is heard.

3.           Governing Law, Severability.

This Note shall be construed and enforced in accordance with the laws of the State of Oregon.  If any provision of this Note is found by a court of competent jurisdiction to be invalid or unenforceable as written, then the parties agree that (a) such provision be enforceable to the full extent permitted by law, and (b) the invalidity or unenforceability of such provision shall not affect the validity and enforceability of the remainder of this Note.

4.           Amendment.

This Note may not be amended, modified or changed, nor shall any provision of this Note be deemed waived, other than by an instrument in writing signed by the party against whom enforcement of any such waiver, amendment, change, or modification is sought.

5.           Notices.

Any notice required or permitted to be given under this Note may be given by depositing the same in the United States Mail, postage prepaid, by certified mail, return receipt requested, addressed to the Maker or Holder, as the case may be, at their respective addresses set forth in this Note.  Any notice given in the manner set forth above shall be effective upon the expiration of two (2) business days after deposit in the United States Mail; notice given in any other manner shall be effective only upon receipt by the party for whom the same is intended.

This Promissory Note has been executed as of the date and year first above written.

MAKER:

XSUNX, INC., a Colorado corporation

By:

Name: Tom M. Djokovich

Its: Chief Executive Officer

Maker's Address:

65 Enterprise, Aliso Viejo, CA 92656